Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

JBS Foods International B.V.

Amstelveen, The Netherlands

We hereby consent to the use in the prospectus constituting a part of this Registration Statement of our report dated August 5, 2016, relating to the separate financial statements of JBS S.A. (JBS Foods International B.V. Predecessor), which is contained in that Prospectus. Our report contains an explanatory paragraph relating to the Company’s restatement of its separate financial statements as described in Note 2 to the separate financial statements.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO RCS Auditores Independentes S.S.

BDO RCS Auditores Independentes S.S.

São Paulo, Brazil

December 5, 2016